Exhibit 4.4

SEVENTH SUPPLEMENTAL INDENTURE

This SEVENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 2, 2015, is between WILLIAMS PARTNERS L.P., a Delaware limited partnership, formerly known as Access Midstream Partners, L.P. (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, duly organized and validly existing under the laws of the United States of America, as trustee (the “Trustee”).

WHEREAS, Williams Partners L.P., a Delaware limited partnership and predecessor by merger to the Company (the “Predecessor”), has heretofore executed and delivered to the Trustee an Indenture, dated as of November 9, 2010, (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of November 9, 2010, the Second Supplemental Indenture, dated as of November 17, 2011, the Third Supplemental Indenture, dated as of August 14, 2012, the Fourth Supplemental Indenture, dated as of November 15, 2013, the Fifth Supplemental Indenture, dated as of March 4, 2014 and the Sixth Supplemental Indenture, dated as of June 27, 2014 (the Base Indenture as so supplemented, the “Indenture”), each between the Predecessor and the Trustee (the “Indenture”), pursuant to which the Predecessor’s 4.125% Senior Notes due 2020, 4.00% Senior Notes due 2021, 3.35% Senior Notes due 2022, 4.500% Senior Notes due 2023, 5.800% Senior Notes due 2043, 4.300% Senior Notes due 2024, 5.400% Senior Notes due 2044, 3.90% Senior Notes due 2025 and 4.90% Senior Notes due 2045 (together, the “Securities”) have been issued;

WHEREAS, on the date hereof, immediately prior to the effectiveness of this Supplemental Indenture, the Predecessor merged with and into the Company, with the Company surviving and continuing its existence under the laws of the State of Delaware, and the merger became effective under the laws of the State of Delaware;

WHEREAS, Section 801(2) of the Base Indenture provides, among other things, that the Predecessor shall not merge with or into any Person unless the Person formed by or surviving any such merger expressly assumes, by an indenture supplemental thereto, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of, any premium and interest on, and any Additional Amounts with respect to, all the Securities and the performance of every obligation in the Indenture and the Outstanding Securities on the part of the Company;

WHEREAS, Section 802 of the Base Indenture provides that, upon any merger in accordance with Section 801 of the Base Indenture, the successor Person formed by such merger shall succeed to, and be substituted for, and may exercise every right and power of, the Predecessor under the Indenture with the same effect as if such successor Person had been named as the Predecessor in the Indenture; and thereafter, except in the case of a lease, the Predecessor shall be released from all obligations and covenants under the Indenture and the Securities;

WHEREAS, Section 901(1) of the Base Indenture provides that, without the consent of any Holders of Securities, the Company (when authorized by or pursuant to a Board Resolution) and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures with respect to the Securities, in form satisfactory to the Trustee, to evidence the succession of the Company to the Predecessor, and the assumption by the Company of the covenants of the Predecessor contained in the Indenture and in the Securities;

WHEREAS, the Company desires and has requested that the Trustee join with it in the execution and delivery of this Supplemental Indenture for the purpose of evidencing such succession and assumption;

WHEREAS, the Company has been duly authorized to enter into this Supplemental Indenture;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture a valid and binding instrument enforceable in accordance with its terms have been complied with or have been done or performed; and

WHEREAS, pursuant to Section 901 of the Base Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE ONE

Section 101	Defined Terms.

Except as otherwise expressly provided in or pursuant to this Supplemental Indenture or unless the context otherwise requires, for all purposes of this Supplemental Indenture the terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 102	Relationship With Indenture.

The terms and provisions contained in the Indenture shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern and be controlling.

The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of the trust created by the Indenture, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (1) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (2) the proper authorization hereof by the Company, (3) the due execution hereof by the Company or (4) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

Section 103	Effect of Headings.

The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction hereof.

Section 104	Successors and Assigns.

All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 105	Separability Clause.

In case any provision in this Supplemental Indenture or the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 106	Governing Law; Waiver of Trial by Jury.

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state. Each of the Company and the Trustee hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Supplemental Indenture, the Securities or the transactions contemplated hereby.

Section 107	Counterparts.

This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

ARTICLE TWO

Section 201	Assumptions and Agreements of Successor

(a) In accordance with Section 801 of the Base Indenture, the Company hereby expressly assumes the due and punctual payment of the principal of, and any premium and interest on, and any Additional Amounts with respect to, all the Securities and the performance of every obligation of the Predecessor in the Indenture and the Outstanding Securities on the part of the Company to be performed or observed.

(b) In accordance with Section 802 of the Base Indenture, the Company shall succeed to, and be substituted for, and may exercise every right and power of, the Predecessor under the Indenture with the same effect as if such successor Person had been named as the Predecessor in the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

WILLIAMS PARTNERS L.P.

By:	WPZ GP LLC, its General Partner

By:	/s/ Peter S. Burgess
	Name:	Peter S. Burgess
	Title:	Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Jonathan Glover
	Name:	Jonathan Glover
	Title:	Vice President

SEVENTH SUPPLEMENTAL INDENTURE